Exhibit 10.27
June 23, 2008
Mr. Thomas J. Smach
4504 Spruce Ridge Drive
Manlius, New York 13104
     Re: Separation
Dear Tom:
     This letter, upon your signature, will constitute the separation agreement between you, on the one hand, and Flextronics International USA, Inc., a wholly owned subsidiary of Flextronics International Ltd (“FIL”), and its and their affiliates, parents, subsidiaries, and related entities, on the other hand (collectively referred to herein as “Flextronics” or the “Company”) (the “Letter Agreement”).
1. Executive’s Relationship with the Company. You acknowledge that you have been employed by the Company as the Chief Financial Officer. Your full-time employment with the Company will be terminated effective June 30, 2008 (“Employment Termination Date”).
2. Payments. You will be paid your earned salary and accrued personal time off pay through your Employment Termination Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You will be paid your bonus for the June 30, 2008 ending quarter in accordance with the U.S. Quarterly Bonus Plan Guidelines, without any holdback. You will not be eligible for a bonus for September 30, 2008 ending quarter, or thereafter. You will not be eligible for the FY09 Special Bonus.
Provided that you have signed and you do not revoke the Release attached as Exhibit A to this Letter Agreement eight (8) days after you sign, you will be entitled to severance equivalent to Seven Hundred Thousand Dollars (US$700,000) (the “Severance Payment”). The Severance Payment will be paid in lump sum and will be grossed up to cover any statutory taxes in accordance with the appropriate taxing jurisdictions in which you are liable for tax.
3. Health Coverage. Following your Employment Termination Date, you will continue to be entitled to health coverage for yourself and your eligible dependents as provided in Section 3 of Amendment No. 1 to Senior Executive Severance Agreement, dated as of November 21, 1999, by and between you and the DII Group, Inc. (the “Amendment”), which amends Section 4(d) of the Senior Executive Severance Agreement, dated as of January 1, 1997 (the “Severance Agreement”). For clarity, Section 4(d) of the Severance Agreement as amended by Section 3 of the Amendment reads in full as follows:
“(d) In addition, until the Executive reaches ages 65, the Corporation shall continue to provide health and medical benefits equivalent to the benefits provided for the Executive prior to Termination, provided that if the Executive is ineligible (e.g., by operation of law or the terms of the applicable plan) to continue to participate in any such plan, the Corporation will provide the Executive with a comparable level of compensation or benefit, provided further that the health and medical benefits provided in this paragraph shall be reduced to the extent, if any, that the Executive receives comparable benefits from another employer. The Corporation shall also make additional payments to the Executive, on an after-tax basis, equal to the Executive’s actual federal, state and local tax liability resulting from the benefits provided under this Section 4(d).”
You shall notify the Company immediately if you receive benefits from another employer.
4. Deferred Compensation — You are a participant in the Company’s Second Amended and Restated Senior Executive Deferred Compensation Plan, as amended (“Deferred Compensation”) by and between you and the Company (the “Deferred Compensation Plan”). The Deferred Compensation was credited to a brokerage account at that time, and has been invested in various funds based on your election.
Subject to the Company’s confirmation that you are in compliance with paragraph 10 below during the Standstill Period and further provided that you have signed and you do not revoke the Release attached as Exhibit A to this Letter Agreement within eight (8) days after you sign, the Company will accelerate the vesting of your Deferred Compensation, which would otherwise terminate unvested as of the Employment Termination Date, and the Deferred Compensation Plan is hereby amended as follows:
     a. An amount equal to one hundred percent (100%) of the unvested balance of the Deferred Compensation on the Employment Termination Date, less One Million US Dollars (US$1,000,000) (the “Holdback”) will vest on June 30, 2008 and be paid to you in accordance with your Distribution Election on your 2007 Deferral Agreement Form, or your 2009 Deferral Agreement Form, if applicable, and the terms of the Deferred Compensation Plan, if (and only if) you have complied with your obligations under paragraph 10 of this Letter Agreement. The total balance of the Deferred Compensation as of the Employment Termination Date less the Holdback is referred to as the “Initial Installment”. As of May 15, 2008, the total balance of your account under the Deferred Compensation Plan was approximately Four Million Nine Hundred Forty-Two Thousand Two Hundred Eighty Two US Dollars (US$4,942,282); of that amount approximately One Million Nine Hundred Fifty Seven Thousand Eight Hundred Eighty US Dollars (US$1,957,880) was unvested. The actual amount accelerated will vary based on the portfolio performance.
     b. The Holdback amount will vest on December 31, 2009 and be paid to you in accordance with your Distribution Election on your 2007 Deferral Agreement Form, or your 2009 Deferral Agreement Form, if applicable, and the terms of the Deferred Compensation Plan, if (and only if) you have complied with your obligations under paragraph 10 of this Letter Agreement. Any substantial breach of any such obligation on or before such date will result in the cancellation and permanent forfeiture of the entire Holdback Amount. Once vested, the Holdback will be paid to you in accordance with the provisions of the Deferred Compensation Plan.
All payments will be made in accordance with the terms of the Deferred Compensation Plan. The distribution of the balance of the Deferred Compensation will be made pursuant to the Deferred Compensation Plan.
The Initial Installment and the Holdback will continue to be subject to the terms and conditions of the Deferred Compensation Plan as modified by this Agreement. In each instance when the Deferred Compensation is split into a portion to be transferred to Executive and a portion to be retained by the Company (i.e., the initial split into the Holdback and the Initial Installment and release of the Initial Installment as provided in subparagraph (a) above and upon the release of the Holdback on December 31, 2009 under subparagraph (b) above), the Deferred Compensation will be split into accounts in a manner which ensures that the sums retained by the Company are invested in a manner consistent with prevailing arrangements as between you and the Company as at the Effective Date.
Except as otherwise expressly set forth in this paragraphs 4(a) and 4(b), you acknowledge that you are not entitled to any additional amounts under the Deferred Compensation Plan.
     c. You are a participant in The DII Group Deferred Compensation Plan by and between you and Flextronics Holding USA, Inc. (fka The DII Group, Inc. (the “DII Deferred Compensation Plan”)). The DII Deferred Compensation was credited to a brokerage account, and has been invested in various funds based on your election. The distribution of the balance of the DII Deferred Compensation will be made pursuant to the DII Deferred Compensation Plan.
5. Equity Compensation — You have been granted stock options and share bonus awards pursuant to the Flextronics International Ltd 1993 Share Option Plan; the Flextronics International Ltd. 2001 Equity Incentive Plan; and the Flextronics International Ltd. 2002 Interim Incentive Plan (collectively, the “Share Option and Incentive Plans”) as provided in the applicable option grant forms issued to you pursuant to each of the Share Option and Incentive Plans. The Share Option and Incentive Plans are incorporated herein by reference. Your options that will be vested as of the Employment Termination Date are listed on Exhibit B, which is attached hereto and incorporated herein by reference. You acknowledge and agree that by their terms, the options will no longer be exercisable after the “Last Date to Exercise” as indicated in Exhibit B.
In addition, Share Bonus Award numbers 028041 and 028049 were granted on April 17, 2006 (the “April Awards”) and Share Bonus Award numbers 29357 and P29378 were granted on May 1, 2007 (the “May Awards”).
In consideration of the covenants set forth in paragraph 10, 11, and 12, the Company will accelerate the vesting of an aggregate of two hundred sixteen thousand six hundred sixty-six

(216,666) Share Bonus Awards, including thirty-three thousand three hundred thirty-three (33,333) shares subject to each of the April Awards and seventy-five thousand (75,000) shares subject to each of the May Awards. The Share Bonus Awards will accelerate on June 30, 2008. You acknowledge and agree that upon release of the Share Bonus Awards as provided in this paragraph, you will be responsible for payroll taxes, which will be due and payable to Flextronics by you within three (3) business days of the vesting occurrence.
You have been granted option number 017226 to purchase three hundred thousand shares (300,000) shares, of which two hundred fifty thousand (250,000) shares are exercisable and option number 01725 to purchase four hundred twenty thousand (420,000) shares, pursuant to option grant forms issued under the Share Option and Incentive Plans (collectively, the “July Options”).
In consideration for your agreement as set forth herein, the Company hereby agrees to waive the requirement that stock options must be exercised within ninety (90) days of the date of Termination or cessation of Service (as defined in the Share Option and Incentive Plans) with regard to the July Options, so that the July Options will expire on December 31, 2008. Notwithstanding the foregoing, in no event shall this modification extend the exercisability of the Options later than such date as would cause such options to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.
You acknowledge that you are not entitled to any additional grants of stock options or share bonus awards in your capacity as an employee of Flextronics.
6. Other Matters.
     a. You have returned by June 30, 2008 to Flextronics all Flextronics property, including documents, keys, hardware, software, credit cards, vehicles and any other property of Flextronics and any written or electronic information you have about Flextronics practices, procedures, trade secrets, customer lists, or product marketing. You may retain your computer after the Company’s IT personnel have removed all Flextronics’s confidential information and any software programs that Flextronics is not legally authorized to transfer to you. You may retain your mobile phone and telephone number and Flextronics will transfer the mobile phone account to you personally effective June 30, 2008.
     b. You will pay all amounts due and payable under any loans that the Company may have made to you on or before June 30, 2008.
7. General Release of Employment-Related Matters — In consideration for the covenants and release set forth in this Letter Agreement, you on your own behalf and on the behalf your heirs, executors, administrators, successors, attorneys, and assigns shall release and discharge each of FIL, Flextronics or in these capacities only, any of its or their respective affiliates (collectively referred to as the “Flextronics Group”) and in these capacities only, any predecessor divisions or entities, their respective past and present officers, directors, shareholders, partners, attorneys, agents, employees, and their respective insurance companies, successors and assigns (hereinafter “Flextronics Releasees”), from any and all claims, of any and every kind, nature and character, known and unknown, suspected and unsuspected, including any and all claims for attorneys’ fees and costs which you either may now have, or have ever had, against the Flextronics Releasees, which arise in whole or in part from your employment relationship with Flextronics, the termination of that relationship, any other employment-related dealings of any kind between you and the Flextronics Group and/or any past or present officer, director, agent or employees of the Flextronics Group and/or with respect to any other obligation (contractual or otherwise), event, matter, claim, damages or injury arising prior to the execution of this Letter Agreement by all parties, other than claims for indemnification and defense and for the obligations of the Flextronics Group owed to you under this Agreement.
This release covers, but is not limited to: any and all claims, rights, demands, and causes of action for wrongful termination, intentional or negligent infliction of emotional distress, defamation, breach of any employment contract or employment agreement, breach of the covenant of good faith and fair dealing, claim for reinstatement or rehire, claims for reimbursement of taxes, additions to tax or interest and penalties on tax, failure to pay wages, commissions, benefits, paid time off (PTO), severance or other compensation of any sort, discrimination, right to paid or unpaid leave, and/or violation of any and all statutes, rules, regulations or ordinances whether state, federal or local. Nothing in this release shall affect your right, if any, to obtain unemployment benefits or any obligation set forth in this Letter Agreement. This release does not extend to any of the obligations of the Flextronics Group arising out of this Letter Agreement. This release does not extend to any act or omission of the Flextronics Group taken after the Effective Date with respect to any employee benefit plans of the Flextronics Group, including but not limited to, non-qualified deferred compensation plans.
These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the California Fair Employment and Housing Act and any other state employment discrimination statutes, and the laws of contract and tort.
This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act. You hereby acknowledge that you are waiving and releasing any rights you have or may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and Flextronics agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under ADEA. You acknowledge that a portion of the consideration given for this waiver is in addition to anything of value to which you were already entitled for salary and PTO up to the Employment Termination Date. You further acknowledge by this writing that you have been advised that (a) you should consult with an attorney prior to executing this Agreement; (b) you have at least twenty-one (21) days within which to consider this Agreement; (c) you have at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.
You acknowledge that, except as expressly provided in this Agreement, you will receive no other salary, wages, advances, insurances, bonuses, commissions, stock, stock options, equity participation, vacation pay, PTO, benefits, or other monies or benefits from the Company at any time, and you agree that you are entitled to no other salary, wages, advances, benefits, insurances, bonuses, commissions, stock, stock options, equity participation, vacation pay, PTO or other monies of any nature from the Company after the Separation Date. Your rights and obligations under any applicable Company 401(k) plan shall be in accordance with the written terms of that plan and applicable law.
You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
You agree that, except as provided in paragraph 2 above, you shall bear full responsibility for any tax liability owed by you that may arise with respect to the payment of amounts payable under this Agreement and any actions contemplated under this Agreement, and you agree that you shall indemnify and hold the Company harmless from any such tax liability, including, but not limited to, any taxes, penalties and/or interest that are assessed by any tax authority in connection with such payment or actions. Notwithstanding the foregoing, the Company shall indemnify and hold you harmless from any tax liability, including, but not limited to, any taxes penalties and/or interest that are assessed by any tax authority and any costs associated with an audit or legal challenge in connection with any reimbursement payment made to you by the Company during or within one month following your employment.
You acknowledge and agree that you have not relied on any express or implied representation of the Company or any of its lawyers, agents or representatives as to the tax consequences of any payment provided pursuant to this Agreement.
Notwithstanding anything herein, if (i) on the date of Executive’s separation from service, within the meaning of Code Section 409A, Employee is a specified employee within the meaning of such Code Section and Treasury Regulations thereunder, and (ii) as a result of such termination, Employee would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(2)(B)(i) of the Code, then, any portion of such payment that would otherwise be subject to such interest and additional tax shall be deferred and shall not be paid until the date that is the earlier of (1) six (6) months after Employee’s separation from service, or (2) your death or (3) such other date as will cause such payment not to be subject to such interest and additional tax. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.

Nothing in this Agreement, including the preceding provisions of this Section 7, shall be construed as superseding, altering or reducing any contractual rights to severance benefits, health benefits, deferred compensation, or other payments that (in each case) are specifically provided to Executive in any other agreement between Executive and the Company, its affiliates or the DII Group, including any such rights specifically provided to Executive in the Senior Executive Severance Agreement, dated as of November 21, 1999, by and between Executive and the DII Group, Inc., as amended or in the Deferred Compensation Plan or the DII Deferred Compensation Plan, except to the extent that the provisions of this Agreement expressly address any such right.
     8. No Legal Action — You represent that you have not filed a legal action with any local, state or federal agency or court relating in any manner to any claim released herein, and that if any such governmental agency or court assumes jurisdiction of any complaint or charge against Flextronics Releasees on behalf of yourself, relative to any claim released herein, you will request such agency or court to withdraw from the matter.
     9. Confidentiality — You acknowledge and agree that you will remain bound by the confidentiality obligations set forth below (the “Confidentiality Agreement”).
You agree that any original works of authorship, products, software, and/or applications that you created or developed for the Flextronics Group while in the employ of FIL, Flextronics, or any other subsidiary of FIL, is the sole property of the Flextronics Group. You further acknowledge and agree that you shall not, without the prior written consent of the Chief Executive Officer of FIL, disclose or use for any purpose (except in furtherance of the business of the Flextronics Group) any Confidential Information of the Flextronics Group.
Confidential Information shall mean any and all proprietary or confidential information of the Flextronics Group or any of its vendors or customers, whether or not developed by you, including without limitation the following:
(i) Any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development.
(ii) Any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor’s or customer’s specific needs, advertising and operating strategies.
(iii) Any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of employees of the Flextronics Group.
     10. Non Solicitation and Non Hire.

     a. Non-Solicitation and Non Hire of Employees. You recognize the highly competitive nature of the business of the Company and acknowledge that you have been exposed to confidential information regarding its employees. You understand and agree that the relationship between Flextronics and each of its employees constitutes a valuable asset of Flextronics, that information related to employees’ skills and compensation is kept confidential, and may not be disclosed or converted for your use or any third party for any reason whatsoever. You will not, without the prior written consent of the Chief Executive Officer of the Company, either directly or indirectly recruit, hire, solicit, assist others in recruiting or hiring, attempt to recruit or hire, or refer to others concerning employment, any person who is an employee of the Flextronics Group, or induce or attempt to induce any such employee to terminate his employment with the Flextronics Group through December 31, 2009 (the “Standstill Period”).
     b. Non-Solicitation of Customers and Vendors. You understand and agree that the relationship between Flextronics and each of its customers or vendors constitutes a valuable asset of Flextronics, that information related to customers is kept confidential and may not be disclosed or converted for your use or any third party for any reason whatsoever. Accordingly, you shall not, without the prior written consent of the Chief Executive officer of the Company and throughout the Standstill Period, directly or indirectly, on behalf of yourself or any third party, solicit any customer or vendor with whom you have had direct and material contact during the course of your employment.
     c. Scope of Non-Solicitation and Non-Hire Agreements. You acknowledge that the Standstill period and the scope and period of restrictions are fair and reasonable and are reasonably required for the protection of Flextronics.
     d. It is the desire of the parties that the provisions of this paragraph 10 shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this paragraph 10 shall be adjudicated to be invalid or unenforceable, this Letter Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Such amendment shall apply only with respect to the operation of this paragraph 10 in the particular jurisdiction in which such adjudication was made.
     e. You acknowledge that any breach of the covenants of this paragraph 10 will result in immediate and irreparable injury to Flextronics and, accordingly, consent to the application of injunctive relief and Flextronics may be entitled to the forfeiture of the Holdback as described in paragraph 4 above. Flextronics will not be entitled to legal remedies, including but not limited to monetary damages, other than forfeiture of the Holdback, in the event of any breach of the covenants of this paragraph 10.
     11. Disclosures — You will not, unless required or otherwise permitted by law, disclose to others any information regarding the following:
     (a) Any information regarding Flextronics’ practices, procedures, trade secrets, customer lists, or product marketing.

     (b) The terms of this Letter Agreement, the benefit being paid under it or the fact of its payment, except that you may disclose this information to your spouse or domestic partner, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.
     12. Slander — For a period of three years following your Employment Termination Date, you agree to refrain from any disparagement, criticism, defamation, slander of the Company, and/or tortious interference with the contracts and relationships of Company, unless such statements are made truthfully in response to a subpoena or other legal process. In the event that you breach this provision, the Company will be entitled to recover the benefit paid under this Letter Agreement and to obtain all other relief provided by law or equity.
For a period of three years following your Employment Termination Date, Flextronics agrees that its executive officers will refrain from disparagement, criticism, defamation, or slander of you, unless such statements are made truthfully in response to a subpoena or other legal process. In response to inquiries from prospective employers about you, Flextronics will provide no information other than your dates of employment and positions held with Flextronics.
     13. Review Period — As explained above in paragraph 7, you have up to twenty-one (21) days from the date of this letter, to accept the terms of this Letter Agreement, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney about this Letter Agreement.
     To accept this Letter Agreement, please date and sign this letter, and return it to me. (An extra copy for your files is attached.) Once you accept this Letter Agreement, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation. You also agree to execute on or after the Employment Termination Date, the release attached hereto as Exhibit A.
Sincerely,
Flextronics International USA, Inc.
/s/ Michael M. McNamara
Michael M. McNamara
Chief Executive Officer
Attachments: Ex. A — Release; Duplicate Letter; Ex. B — Closing Statement as of June 30, 2008

     By signing this letter, I acknowledge that I have had the opportunity to review this Letter Agreement carefully with an attorney of my choice, that I understand the terms of the agreement, and that I voluntarily agree to them.

Dated: 6/23/08	/s/ Thomas J. Smach
Thomas J. Smach

Exhibit A
Release
I, Thomas J. Smach, hereby waive and release and promise never to assert any claims against Flextronics International USA, Inc., even if I do not believe that I have such claims, other than claims for indemnification and defense and for the obligations of the Flextronics Group owed to me under this Agreement. I therefore waive my rights under section 1542 of the Civil Code of California, which states:
     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act. You hereby acknowledge that you are waiving and releasing any rights you have or may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and Flextronics agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under ADEA. You acknowledge that a portion of the consideration given for this waiver is in addition to anything of value to which you were already entitled for salary and PTO up to the Employment Termination Date. You further acknowledge by this writing that you have been advised that (a) you should consult with an attorney prior to executing this Agreement; (b) you have at least twenty-one (21) days within which to consider this Agreement; (c) you have at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.
Dated: 6/23/08

/s/ Thomas J. Smach
Thomas J. Smach

Tom Smach
Final Statement — Exhibit B
Exercisable Options

	Grant	Plan/		Shares	Shares	Shares	Vesting	Total	Last Date
Number	Date	Type	Price	Granted	Exercised	Exercisable	Stop Date	Price	To Exercise
026806	5/13/2005	2001/NQ	$12.3700	500,000	0	500,000	7/1/2008	$6,185,000.00	5/13/2015
012822	9/21/2001	1993/NQ	$13.9800	100,000	0	100,000	7/1/2008	$1,398,000.00	9/21/2011
028040	4/17/2006	2001/NQ	$11.2300	400,000	0	216,667	7/1/2008	$2,433,170.41	4/17/2016
023595	8/23/2004	2001/NQ	$11.5300	500,000	0	479,167	7/1/2008	$5,524,795.51	8/23/2014
017260	7/1/2002	2002/NQ	$7.9000	300,000	50,000	250,000	7/1/2008	$1,975,000.00	12/31/2008
017259	7/1/2002	2002/NQ	$7.9000	420,000	0	420,000	7/1/2008	$3,318,000.00	12/31/2008

	TOTALS			2,220,000	50,000	1,965,834		$20,833,965.92
Releasable Restricted Stock Awards

	Grant	Plan/		Shares	Shares	Shares	Shares
Number	Date	Type	Price	Granted	Released	Accelerated	Cancelled
028041	4/17/2006	2002/RSA	$0.0000	100,000	66,667	33,333	0
028049	4/17/2006	2002/RSA	$0.0000	100,000	66,667	33,333	0
29357	5/1/2007	2001/RSA	$0.0000	150,000	37,500	75,000	37,500
P29378	5/1/2007	2001/RSA	$0.0000	150,000	37,500	75,000	37,500

	TOTALS			500,000	208,334	216,666	75,000